Exhibit 10.5

TRIZEC HAHN CORPORATION

AS AGENT FOR

TELCOM PROPERTIES LTD.

LEARNING TREE INTERNATIONAL INC.

STANDARD OFFICE LEASE

160 ELGIN STREET,

23rd floor

OTTAWA

PROVINCE OF ONTARIO

AGREEMENT OF NET LEASE FOR OFFICE PREMISES made on the 12th day of APRIL 1999.

BETWEEN:	TRIZEC HAHN CORPORATION, as agent for Telcom Properties Ltd. (the “Landlord”), a corporation duly incorporated under the laws of Canada, and having a place of business at 181 Bay Street, Suite 3900, in the City of Toronto, Province of Ontario,

AND:	LEARNING TREE INTERNATIONAL INC. (the “Tenant”), a company duly incorporated under the Laws of Canada, having its head office at 110-1223 Michael Street North, Gloucester, Ontario, K1J 7T2.

In consideration of the rents and agreements hereinafter contained, the parties agree to lease the Premises on the following terms:

ARTICLE 1: SUMMARY PROVISIONS	LEASE SECTIONS
1.1 Premises: That certain office space currently identified as “Suite 2300” in the building known as “ 160 Elgin “, located in the City of Ottawa, Province of Ontario, containing approximately Nineteen thousand seven hundred and thirty-nine (19,739) square feet of Gross Rentable Area. The Premises are shown in that approximate location cross-hatched on Schedule ”A”.	3.1

1.2 Term: Ten (10) years, (with an option to renew for an additional five year period,)	3.1 17.6

1.3 Commencement Date: The first (1st) of July 1999. 1.3.1 Fixturing Period (From the signing of this Lease to the 30th of June 1999).	17.2

1.4 Expiration Date: 30th of June 2009.

1.5 Minimum Rent: For the period commencing July 1st, 1999 up to and including June 30, 2004, an annual Minimum Rent of Two hundred seventy-six thousand, Three hundred and Forty-six dollars and four cents ($276,346.08), calculated at a net annual rate of Fourteen Dollars ($14.00) per square foot of Gross Rentable Area, payable in Canadian money on the first day of each month, in equal, consecutive, monthly instalments of Twenty-Three Thousand Twenty-Eight Dollars and Eighty-Four Cents ($23,028.84) each;

For the period commencing on the July 1st, 2004 up to and including June 30, 2009, an annual Minimum Rent of Three Hundred Thirty-Five Thousand, Five Hundred and Sixty-Nine dollars and Eight Cents ($335,563.08), calculated at a net annual rate of Seventeen Dollars ($17.00) per square foot of Gross Rentable

4.1

160 Elgin/Office/Learning

06-02-07

Area, payable in Canadian money on the first day of each month, in equal, consecutive, monthly instalments of Twenty-Seven Thousand, Nine Hundred Sixty-Three dollars and Fifty-Nine Cents ($27,963.59) each;

1.5.1 Free Rent

Provided Tenant is not in default of its obligations under this Lease, Tenant shall be excused from the payment of Minimum Rent and Additional Rents for the first month of the Term of the Lease (that is for the month of July 1999, immediately following the Fixturing Period), but shall be bound by all the other terms of the Lease.

The foregoing right to Free Rent granted under this Article shall be deemed to be a personal right of Tenant and shall not be assignable or transferable by Tenant nor shall it pass to or devolve upon any assignee or transferee of this Lease or of the rights granted thereby or subtenant of the whole or a portion of the Premises.

1.6 Proportionate Share of Operating Expenses 2.019%, subject to any adjustment provided for in the Lease. For purpose of information and without representation or guarantee, the estimated annual rate for Operating Expenses for the 1999 year is $7.55 per square foot of the Gross Rentable Area.	4.1, 6.1

1.7 Proportionate Share of Taxes: 2.019% subject to any adjustment provided for in the Lease. For purpose of information and without representation or guarantee, the estimated annual rate for the Taxes for the 1999 year is $6.13 per square foot of the Gross Rentable Area.	4.1, 5.2

1.8 Charge for Utilities: The charge for utilities is included in the Operating Expenses charged to Tenant.	4.1, 6.2

1.9 Authorized Use: general office use or training facility or both, subject to Bell Canada’s and Andersen Consulting’s exclusivities set forth in Schedule “I”. Notwithstanding the above, the delivery of the telecom training by instructors or computer based training would be an authorized use. As well the complimentary offering of continental breakfast in the morning, and afternoon snack, afternoon wine and cheese and unlimited beverages during the day for staff and clientèle would be an authorized use, and no other use.	8.1 Schedule “C” Schedule “I” and Section 2

1.10 Addresses for Notices: to Landlord: Trizec Hahn Corporation 4, Place Ville Marie, Suite 600 Montreal, Quebec H3B 2E7 Attention: Director of Legal services to Tenant: at the address of the Premises	16.12

1.11 Broker: NOT APPLICABLE.	16.15

1.12 Security Deposit: NOT APPLICABLE

1.13 Surety: NOT APPLICABLE	Schedule “C” - Section 36 and Schedule “H”

1.14 Special conditions:

17.1     Condition of the Premises

17.2     Fixturing Period

17.3     Landlord’s Base Building Work

17.4     Tenant’s Improvements

17.5     Landlord’s Contribution towards Tenant’s Improvements

17.6     Option to Renew

17.7     Right of First Refusal

17.8     Parking

17.9     Separate listing in the Directory

17.10   Year 2000- Clause

17.11   Generator Usage

17.12   Landlord’s Repairs

17.13   HVAC Hours and Tariffs

17.14   Exclusivity

17.15   Non Disturbance Agreement

17.16   Option to lease Storage Space

Art. 17

The provisions of this Article 1 summarize certain terms of the Lease which are more fully described in the balance of the Lease and form an integral part of the Lease. In the event of a conflict or inconsistency between the provisions of Article 1 and the balance of the Lease, the provisions of the balance of the Lease shall prevail. Capitalized terms shall have the meanings set forth in Schedule “C” or otherwise defined in the body of the Lease.

ARTICLE 2: INTENT AND INTERPRETATION

2.1 Net Lease

This Lease is intended by the parties to be an absolutely net lease to Landlord, except as otherwise expressly provided herein. Any amount or obligation relating to the Tenant’s occupancy of the Premises and which is not expressly declared herein to be an obligation of the Landlord shall be deemed to be an obligation of the Tenant to be performed or paid by the Tenant.

2.2 Reasonableness

Landlord and Tenant shall act reasonably in the performance of their obligations and the exercise of their rights (including the giving of a Notice, consent or approval) pursuant to the Lease, unless a right is stated herein to be exercisable at the sole discretion of a party. The strict enforcement of time limits provided for in the Lease shall be considered to be acting reasonably.

2.3 Entire Agreement

This Lease is the entire agreement between Landlord and Tenant. Landlord and Tenant further acknowledge that the execution of this Lease shall constitute a conclusive presumption that all agreements and representations, written or verbal, previously entered into or made by the parties or their agents shall be solely those set forth in the Lease and may be amended only by an agreement in writing signed by both Landlord and Tenant. Landlord shall prepare any amendment of the Lease as aforesaid.

ARTICLE 3: LEASE OF PREMISES

3.1 Lease of Premises

Tenant shall lease the Premises for the Term.

3.2 Measurement of Premises and Rent Adjustment

Landlord may at any time during the Term calculate the GRA in accordance with its measurement of the Premises based on BOMA (ANSI Z65.1-1980) standards of measurement, the gross up factor being Nineteen Thousand Seven Hundred and Fifty (19,750) sq. ft. estimated at eight point one six percent (8.16%) but in any event the Gross Rentable Area is not to exceed Twenty Thousand (20,000) square feet.

Where the GRA as certified by Landlord or the Expert (in this case, the Expert being a surveyor or an architect) is different from the GRA set forth in Section 1.1, such certificate of GRA shall be conclusively binding on the parties and the Rent shall be adjusted accordingly as and from the later of the Commencement Date, and the date that is one year before the date of the certification.

3.3 Common Areas

Tenant shall have the right to use the Common Areas in common with the others entitled thereto, for:

(a)	the purposes for which they are intended; and

(b)	during such hours as they may be available, as determined by Landlord.

This right shall not be transferable except to a permitted subtenant, assignee or user pursuant to Article 13 of the Lease.

3.4 Condition of Premises

When Tenant takes actual possession of the Premises, it is conclusively presumed as of such date that the Premises are in good condition in all respects, except for any latent defects.

3.5 Relocation of Premises

Landlord shall be entitled at any time to change the location of the Premises in the Building if the new location contains approximately the same rentable area as the Premises. Configuration of Tenant’s Premises shall not be materially different than current configuration.

If the relocation occurs during the Term:

(a)	Landlord shall give Tenant prior Notice of not less than three (3) months;

(b)	Landlord shall pay for the refixturing of the new premises to the standard of the Premises existing before the relocation, Tenant hereby agreeing to cooperate with Landlord in any such refixturing;

(c)	Landlord shall pay for Tenant’s reasonable costs of moving including without limitation, of changing its letterhead, of reinstalling its telephones, moving and reinstalling computers and any other material containing the address; and

(d)	the Minimum Rent shall be the same on a per square foot basis but, in no event shall the total rent be more than the current total rent for the Premises.

ARTICLE 4: RENT

4.1 Rent

Throughout the Term, Tenant shall pay to Landlord the following Rent:

(a)	the Minimum Rent;

(b)	the Proportionate Share of Operating Expenses;

(c)	the Proportionate Share of Taxes;

(d)	all other taxes payable to Landlord in accordance with Section 5.4; and

(e)	the aggregate of:

(i)	the charges for utilities in accordance with Section 6.2;

(ii)	the charges for any additional services provided by Landlord at the request of Tenant; and

(iii)	such other costs, charges, amounts and expenses as are required to be paid by Tenant to Landlord under the Lease.

4.2 General

(a)	Tenant shall pay the Rent to Landlord immediately when due, without Notice or demand, and without deduction, set-off, compensation, or abatement, except as expressly provided in this Lease, in lawful money of Canada, at the address mentioned in Section 1.10, or such other address or Person as may be designated by Landlord. For greater certainty, Tenant expressly waives and renounces any and all future claims or rights of set-off or compensation against any Rent;

(b)	Tenant shall pay items of Rent of a recurring nature (including without limitation the Minimum Rent, the Proportionate Share of Operating Expenses, the Proportionate Share of Taxes and the charges for utilities) in advance on the first day of each month of the Term, subject to the provisions of Sections 4.2 (g), 5.2, 6.1 and 6.2; Tenant shall pay all other items of Rent 15 business days of the delivery of an invoice therefor;

(c)	Tenant shall pay interest at the Prime Rate, applicable at the date of Tenant’s default, plus 2% per annum on all arrears of Rent for the period of time any Rent remains unpaid;

(d)	Intentionally deleted.

(e)	Intentionally deleted.

(i)	Intentionally deleted.

(ii)	Intentionally deleted.

(f)	Landlord shall determine Operating Expenses and Taxes without duplication in accordance with generally accepted accounting principles and CIPREC and/or GAAP guidelines consistently applied for the real estate industry and all other tenants of the Building;

(g)	Landlord may estimate items of Additional Rent of a recurring and variable nature and advise Tenant in writing thereof. Tenant shall pay to Landlord the amounts so estimated in equal consecutive monthly instalments in advance over each Rental Year or a portion thereof; in the case of Taxes, however, Tenant shall pay to Landlord the full amount of such estimate in equal consecutive monthly instalments commencing with the first month following such estimate and terminating on the tax due date or Specified Date;

(h)	Within 180 days after the expiry of each Rental Year, Landlord shall deliver to Tenant a statement issued by Landlord of the items of Additional Rent of a recurring and variable nature and of the amounts of the Tenant’s proportionate share thereof for such Rental Year. If Tenant has paid more than such statement specifies, Landlord shall refund the excess (unless Tenant is then in monetary default under any term or condition of this Lease) without interest by the appropriate party or if Tenant has paid less than such statement specifies, Tenant shall pay the deficiency, any such adjustment amounts to be paid by the appropriate party within 15 business days after delivery of Landlord’s statement;

(i)	The obligations of the parties to pay any amount of Rent or to adjust pursuant to the preceding sub-paragraph (h) for the final Rental Year shall survive the expiration of the Term;

(j)	If the Commencement Date is not the first day of a calendar month or if the Expiration Date is not the last day of a calendar month, Rent for the relevant part of the month shall be prorated on a per diem basis;

(k)	Notwithstanding any contrary provisions of the Lease, if, at any time during a Rental Year, the Building is not one hundred percent (100%) occupied and operational, the Landlord shall have the right to increase those items of Operating Expenses which vary with the extent of the occupancy or use of the rentable premises in the Building (including without limitation, cleaning costs, supplies, garbage removal, etc.) to such an amount, as in the reasonable estimation of Landlord, would have been incurred if the Building were one hundred percent (100%) occupied and operational for the entire Rental Year and the amount of such increase shall be included in the Operating Expenses. In no event however, shall Tenant have to pay an amount higher than it would have paid if the Building had been fully occupied and operational;

(l)	Landlord shall in its determination of Operating Expenses and Taxes make such allocations and attributions in respect to various components of the Building as may be necessary and reasonable.

ARTICLE 5: TAXES

5.1 Landlord’s Responsibility to Pay Taxes

Subject to Section 5.2, Landlord shall pay all Taxes to the competent tax authorities.

5.2 Tenant’s Proportionate Share of Taxes

Tenant shall pay to Landlord, as Additional Rent, the Proportionate Share of all Taxes, such payment to be made not later than on the tax due date or on the Specified Date, subject to Sections 4.2 (b), (g) and (h).

Landlord shall provide Tenant, upon the latter’s specific written request, with copies of all pertinent valuation and assessment notices and of all pertinent tax statements and notices which Landlord has received in respect of the Building or the Premises.

5.3 Contestation of Taxes

Tenant shall pay to Landlord, as part of Operating Expenses, its proportionate share of all fees and expenses incurred by Landlord with respect to the contestation of the Taxes or of the assessment of the Building, including without limitation legal, appraisal, administration and overhead expenses. The Taxes which shall be contested by Landlord shall nevertheless be paid by Tenant in accordance with Section 5.2 of this Lease, provided however that if Tenant has paid its proportionate share of such contested Taxes and that Landlord receives as a result of such contestation a reimbursement of those Taxes, Landlord shall reimburse to Tenant an appropriate portion of such reimbursement, after having deducted those expenses which shall not have been already charged to Tenant.

Landlord shall have no obligation to contest, object to or to litigate the levying or imposition of any Taxes and may settle, compromise, consent to, waive or otherwise determine in its discretion any Taxes without notice to, consent or approval of Tenant.

5.4 Sales Taxes

Tenant shall pay to Landlord any Sales Taxes at the same time as the amounts to which such Sales Taxes apply and which are payable to Landlord under the Lease. Although Sales Taxes are not considered to be Rent, Landlord shall have the same recourses for recovery of such amounts as it has for non-payment of Rent under the Lease or at law.

5.5 Tax Indemnification

Tenant shall indemnify and save Landlord harmless from all losses, costs, charges, penalties, and expenses arising from Tenant’s non-payment of Taxes, as well as of any taxes that are imposed in lieu of same, whether against Landlord or Tenant.

ARTICLE 6: OPERATING EXPENSES AND UTILITIES

6.1 Tenant’s Proportionate Share of Operating Expenses

Tenant shall pay to Landlord, as Additional Rent, the Proportionate Share of Operating Expenses.

6.2 Utilities

Tenant shall pay to Landlord, as Additional Rent, the costs of all electricity and other utilities supplied to or used or consumed in the Premises as set forth in Schedule “D”. Landlord may require Tenant to install a check meter, at Tenant’s expense, for the purpose of determining the costs of such utilities. The cost of electricity to Tenant for the Premises shall not exceed the amount which the authority providing the same would charge to Tenant if Tenant were directly metered and billed by the competent authority. For the purposes hereof, the charge for utilities shall be included in the Tenant’s Proportionate Share of Operating Expenses.

ARTICLE 7: SERVICES AND OPERATION OF BUILDING

7.1 Services to Premises

Landlord shall provide the following services to the Premises, subject to the further provisions set forth in Schedule “D”:

(a)	heating, ventilation and air-conditioning as required for the comfortable use and occupancy of the Premises during the hours as stipulated in section 17.13; any supply of such services to the Premises outside of the hours as stipulated in section 17.13 shall be at Tenant’s sole expense and in accordance with Landlord’s prevailing rates;

(b)	cleaning services; and

(c)	utilities for lighting and equipment.

7.2 Services to Building

Landlord shall provide the following services to the Building (not including the Premises):

(a)	elevators as set forth in Schedule “D”;

(b)	washroom facilities including hot and cold water;

(c)	heating, ventilation, air-conditioning, lighting and cleaning in the appropriate interior portions of the Common Areas;

(d)	snow removal and landscape maintenance for the appropriate exterior portions of the Common Areas;

(e)	exterior window washing;

(f)	replacement of tubes and ballasts; and

(g)	garbage removal.

7.3 Control of Building

Landlord shall perform any acts which it determines to be advisable for the more efficient and proper operation of the Building. More particularly and without limiting the generality of the foregoing, Landlord shall be entitled to do the following:

(a)	obstruct or close off any part of the Building for the purpose of maintenance, repair, alteration or construction;

(b)	regulate the delivery or shipping of supplies and fixtures to the leased premises;

(c)	construct other buildings, structures or Improvements in the Building and make alterations and additions to the Building (excluding the Premises) and its Common Areas; and

(d)	relocate or modify certain Common Areas.

7.4 Interruption of Services

Landlord may elect at its sole discretion, without any obligation or liability to Tenant, and without such action constituting an eviction of Tenant, to temporarily discontinue or modify any services required of it as a result of Landlord’s exercise of the rights conferred under Section 7.3. To the extent that the Landlord’s exercise of the rights conferred under section 7.3 would prevent the Tenant from conducting its business, the Landlord shall perform the acts outside the Normal Business Hours.

ARTICLE 8: USE OF PREMISES

8.1 Use

The Premises shall be used and occupied by Tenant for the purpose of carrying on the Authorized Use and for no other purpose. Tenant shall not permit any part of the Premises to be occupied by any Person other than Tenant or a permitted assignee or subtenant and their respective employees.

8.2 No Warranty of Use

Notwithstanding any legal warranty, Landlord does not make any representation or warranty whatsoever to Tenant in respect of the use of the Premises which is permitted under applicable Laws during the Term or is permitted by any applicable zoning by-laws during the Term. Nothing herein shall be interpreted so as to imply that the Lease is conditional upon the Tenant obtaining any permit for the carrying on of its business from any municipal or other authority. Tenant shall be solely responsible to obtain, at its own cost, all permits, consents and authorizations required for its occupation of the Premises and the operation of its business therein.

8.3 Continuous Operation

Intentionally deleted.

ARTICLE 9: INSURANCE AND NON-LIABILITY

9.1 Tenant’s Insurance

Tenant shall maintain during the Term and any renewal thereof or later occupation of the Premises insurance with respect to its interest in the Premises, the fixtures and Improvements made by or on behalf of Tenant in the Premises, and all operations of Tenant in and from the Premises.

Tenant’s insurance shall be in amounts equal to those maintained by prudent tenants of similar premises and shall, without limiting the foregoing, cover the following risks:

(a)	“all risks” (including flood and earthquake, if available on reasonable commercial terms) coverage for property of every kind owned by Tenant or for which Tenant is legally liable or installed by or on behalf of Tenant and which is located within the Building, including, without limitation, all of Tenant’s furniture and movable equipment and all leasehold improvements and other Improvements, in an amount not less than the full replacement cost thereof;

(b)	“all risks” Tenant’s legal liability insurance in an amount not less than the full replacement cost of the Premises;

(c)	comprehensive general liability insurance including, but not limited to property damage, public liability, personal injury liability, contractual liability, non-owned automobile liability and contractor’s protective insurance coverage, all on an occurrence basis with respect to the use, occupancy, activities or things on the Premises and with respect to the use and occupancy of any other part of the Building by Tenant or any of its employees, agents, contractors or persons for whom Tenant is in law responsible with coverage of not less than Five Million Dollars ($5,000,000.00) for each occurrence involving bodily injury, death or property damage (or for such higher limits as Landlord may reasonably require from time to time);

(d)	business interruption insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to the perils insured against in subparagraph 9.1 ((a) and other perils commonly insured against by prudent tenants; and

(e)	such other coverage as Landlord, the Trustee or the Mortgagee may require having regard to the risks which are customarily insured against by prudent tenants of like premises.

Such insurance shall include:

(aa)	Landlord, the Trustee and any Mortgagee designated by Notice from Landlord together with those for whom they are in law responsible as named insureds as their respective interests may appear;

(bb)	a severability of interests and cross-liability clauses protecting Landlord in respect of claims by Tenant as if Landlord was separately insured;

(cc)	a provision prohibiting the insurer from cancelling the coverage without first giving Landlord at least 30 days prior Notice thereof; and

(dd)	a waiver of any subrogation rights which Tenant’s insurers may have against Landlord and against those for whom Landlord is in law responsible. Landlord shall provide for a similar waiver of any subrogation rights for the benefit of the Tenant.

Tenant shall provide Landlord with certificates of such insurance and any renewals thereof and, at Landlord’s request, with a certified copy of its insurance policy(ies).

9.2 Increased Risk and Remedies

Tenant shall not do or commit any act upon the Premises or bring into or keep upon the Premises any Article which will affect the fire risk or increase the rate of fire insurance or other insurance on the Building. Without limiting the foregoing, in no event shall any inflammable materials, except for kinds and quantities required for ordinary office occupancy and permitted by the insurance policies covering the Building, or any explosives whatsoever, be taken into the Premises or retained therein.

Tenant shall comply with the rules and requirements of Landlord’s insurers’ inspection service and with the requirements of all insurance companies having policies of any kind whatsoever in effect covering the Building, including policies insuring against contractual and extra-contractual liability.

Should the rate of any type of insurance on the Building be increased by reason of any violation of the Lease by Tenant, Landlord, in addition to all other remedies, may pay the amount of such increase, and the amount so paid shall become due and payable immediately by Tenant and collectible as Additional Rent.

Should any insurance policy on the Building be cancelled or threatened to be cancelled by the insurer by reason of the use and occupation of the Premises or any part thereof by Tenant or by any permitted assignee, subtenant, concessionaire or licensee of Tenant, or by anyone permitted by Tenant to be upon the Premises, Landlord may at its option terminate the Lease by leaving at the Premises a Notice of its intention to do so and thereupon Rent and other payments for which Tenant is liable hereunder shall be apportioned and paid in full to the effective date of termination under such Notice and Tenant shall forthwith deliver vacant possession of the Premises to Landlord. Landlord may also, at its option and at the expense of Tenant, enter upon the Premises and rectify the situation causing such cancellation or threatened cancellation.

9.3 Loss or Damage

Notwithstanding any other provisions in this Lease or the Laws, Landlord shall not be liable for damage to or loss, theft, or destruction of property at any time in or on the Premises or in or about the building, regardless of the cause therefor (except where such cause is Landlord’s fault).

Save as set out in Article 11 and without limiting the generality of the foregoing, there shall be no abatement from or reduction of Rent nor shall Tenant be entitled to damages, costs, losses or disbursements from Landlord regardless of the cause therefor (except where such cause is Landlord’s fault) on account of fire or other casualty. Neither shall there be any claim of any nature whatsoever by Tenant against Landlord, nor any abatement nor reduction of Rent, nor recovery by Tenant from Landlord on account of partial or total failure of, damage caused by, lessening of supply of, or stoppage of, heat, air-conditioning, electric light, power, water, plumbing, sewerage, elevators, escalators or any other service, nor on account of any damage or annoyance occasioned by water, snow, or ice being upon or coming through the roof, skylight, trapdoors, windows, or otherwise, or by any defect or break in any pipes, tanks, fixtures, or otherwise whereby steam, water, snow, smoke or gas, leak, issue or flow into the Premises, nor on account of any damage or annoyance occasioned by the condition or arrangements of any loading docks or of any electric or other wiring, nor on account of any damage or annoyance arising from any acts, omissions, or negligence of co-tenants or other occupants of the Building, or of owners or occupants of adjacent or contiguous property, nor on account, directly or indirectly, of the making of Improvements, or structural changes to the Building, or any thing or service therein or thereon or contiguous thereto.

Notwithstanding the foregoing, liability of Landlord shall under no circumstances extend to any property other than normal office furniture which term, without limiting its normal meaning, shall not include securities, specie, papers, typewriters, electrical computers, or machines or similar items.

Furthermore, Landlord shall not be liable for any damages suffered by Tenant should any delay in the completion of the Premises in any way delay or inconvenience the occupation thereof or the enjoyment of the Building or accessories or services.

9.4 General Indemnification of Landlord

Tenant shall indemnify Landlord and save it harmless from and against all claims and costs arising from any occurrence in, upon or at the Premises, or occasioned wholly or in part by any act or omission of Tenant or by anyone permitted to be on the Premises or in the Common Areas by Tenant, or by a failure by Tenant or by anyone for whom the Tenant is responsible at law to comply with Laws, unless any such claim, cost or occurrence results from the fault of Landlord or of those for whom it is in law responsible. If Landlord, without gross fault on its part, is made a party to any litigation commenced by or against Tenant, Tenant shall indemnify and hold Landlord harmless and shall pay all costs, expenses and legal fees (judicial and extra-judicial) incurred or paid by Landlord in connection with such litigation.

ARTICLE 10: TENANT RESPONSIBILITIES

10.1 Maintenance and repairs

Subject to section 10.10, Tenant shall, at all times, at its expense, maintain and repair, subject to Section 10.2, the whole of the Premises including without limitation, all Improvements, interior partitions, doors, electrical, lighting, wiring, plumbing fixtures and equipment and the heating, ventilating and air-conditioning systems and equipment within or exclusively serving the Premises in good order and repair as would a prudent owner. Tenant will make all needed repairs and replacements with due diligence and dispatch.

Tenant shall promptly notify the Landlord in writing of any accident to or defect in the water pipes, steam pipes, heating or air conditioning equipment, electric lights, elevators, wires or other services or equipment to any portion of the Premises.

10.2 Landlord’s Approval of Tenant’s Improvements

Tenant shall not make any Improvements other than painting and minor non-structural Improvements to the Premises which do not affect the Building’s systems, without obtaining Landlord’s prior written consent. Landlord shall not be obliged to consider any request for such approval unless and until Tenant has submitted to Landlord details of the proposed Improvements, including drawings and specifications prepared by qualified architects or engineers and conforming to good architectural and engineering practice and unless Tenant shall also deliver with respect to the Improvements:

(a)	such indemnification against liens, costs and damages as Landlord requires, failing which Tenant shall furnish adequate reasonable security in an amount and form required by Landlord to indemnify against liens, costs, damages, and expenses resulting from such Improvements; and

(b)	evidence satisfactory to Landlord that Tenant has obtained all necessary consents, permits, licences and inspections from all governmental and regulatory authorities.

Landlord will release the security when the relevant lien period has expired.

All Improvements made by Tenant to the Premises shall be at Tenant’s sole expense and, if approved by Landlord, shall be performed:

(i)	by such contractor((s), or sub-contractor(s) as Tenant may select and Landlord may approve, provided however that Landlord shall not be liable for any damage or other loss or deficiency arising from or through such work. Each such contractor and sub-contractor shall be Tenant’s contractor and sub-contractor and shall not be deemed to be Landlord’s agent. Tenant hereby undertakes that there shall be no conflict caused with any union or other contract to which Landlord, its contractor(s), or any sub-contractor(s) may be a party, and in the event of any such conflict Tenant shall forthwith remove from the Building Tenant’s conflicting contractor(s) or sub-contractor(s).

(ii)	in a good and workmanlike manner and in compliance with the highest standards including those set by Landlord;

(iii)	in accordance with the drawings and specifications approved by Landlord; and

(iv)	subject to the reasonable regulations, controls and inspection of Landlord.

If any payment in respect of the Tenant’s Improvements shall be made by Landlord, the same shall be immediately repayable to Landlord by Tenant and collectible as Additional Rent.

Immediately upon being invoiced by Landlord, Tenant shall pay to Landlord, as Additional Rent, an administrative and supervisory fee equal to 15% of the cost of any Improvements made to the Premises subsequent to the initial Improvements. Moreover, if any such Improvements may in the Expert’s opinion affect the structure of the Premises or any other part of the Building (namely, the electrical, mechanical, or other base building systems), such work, or the appropriate part thereof, shall be performed only by Landlord, in which case Tenant shall, upon completion thereof, pay to Landlord, upon demand, Landlord’s Costs thereof. No such Improvements shall be permitted which may weaken or endanger the structure or adversely affect the condition or operation of the Premises or the Building or diminish the value thereof.

Any Improvement made by Tenant without the required prior written consent of Landlord or which is not in accordance with the drawings and specifications approved by Landlord shall, if required by Landlord, promptly be removed by Tenant at its expense and the Premises restored to their previous condition.

10.3 Ownership of Improvements

Any fixtures or Improvements installed by Tenant, or by Landlord on Tenant’s behalf, shall immediately upon installation become the property of Landlord without compensation to Tenant. Except in the circumstances specifically described in Section 10.6, such fixtures or Improvements shall not be removed from the Premises either during or at the expiration or earlier termination of the Term. Landlord is under no obligation to repair, maintain or insure the Improvements.

10.4 Tenant to Discharge All Liens

If any mechanics’ construction or similar lien is made, filed or registered against title to the Building or Lands or against the Tenant’s leasehold interest as a result of any work, materials or services supplied or performed by or on behalf of the Tenant or otherwise in respect of the Premises, the Tenant will discharge it forthwith at the Tenant’s expense. If the Tenant fails to discharge the lien, then in addition to any other right or remedy of the Landlord, the Landlord may elect to discharge the lien by paying the amount claimed to be due and any additional amounts as may be required at law or otherwise, into Court or directly to the lien claimant and the amount paid by the Landlord and all costs and expenses including all solicitor’s fees (on the basis of a solicitor and his own client) incurred as a result of the lien including, without limitation, procuring and registering its discharge will be immediately paid by the Tenant to the Landlord.

10.5 Tenant Not to Overload Utilities and Services

Tenant shall not install any equipment which will exceed or overload the capacity of any utilities and services in the Building.

10.6 Termination of Lease

At the expiration or earlier termination of the Lease for whatever reason or upon Tenant vacating the Premises with the permission of Landlord prior to the expiration hereof, Tenant shall, not be obliged to restore the leased Premises to their original condition and any such Improvements, shall, upon the expiration or earlier termination of this Lease for any other reason, remain in the Premises as the property of Landlord without any compensation being paid therefor to Tenant.

Moreover, all obligations of Tenant under the Lease which have arisen on or before its expiration or earlier termination, all obligations to pay amounts due hereunder and/or pursuant to adjustment provided for by the Lease shall survive the expiration or earlier termination of the Lease.

10.7 Exterior Appearance of Premises

Tenant shall keep the exterior appearance of the Premises tidy and business-like and shall not erect any sign or other like object within the Premises which is visible from the exterior of the Building.

10.8 Obligation Towards Other Tenants and Users of the Building

Tenant shall act in such a way as not to disturb the peaceful enjoyment of the other tenants or users of the Building.

10.9 Fire Protection

Tenant shall install and maintain in the Premises, at its sole cost, such fire protection or equipment, including without limitation, emergency lighting as is deemed necessary or desirable by Landlord or by any governmental and/or insurance body. If so required by Landlord or any aforesaid body, Tenant shall appoint a warden to coordinate with the fire protection authorities and Landlord’s personnel.

10.10 Repairs by Landlord

The Landlord shall make repairs from time to time as necessary at its cost, not to be recovered by way of Operating Expenses (unless such repairs are minor in nature), to the major structural elements of the Building, including without limitation the roof, roof membrane, support beams, weight-bearing walls, foundation, exterior cladding and masonry. The Landlord shall not be entitled to recover by way of Operating Expenses any costs incurred by the Landlord’s exercise of its rights pursuant to paragraph 7.3 (c) or (d).

ARTICLE 11: DAMAGE, DESTRUCTION, EXPROPRIATION

11.1 Damage or Destruction of Premises

In the event that the Premises shall be destroyed or damaged by fire or other casualty insurable under fire and all risks insurance coverage, then:

(a)	if in the opinion of Landlord the damage or destruction is such that the Premises are rendered wholly unfit for occupancy or it is impossible or unsafe to use and occupy them, and if in either event the damage, in the further opinion of Landlord (which shall be given by Notice to Tenant within a reasonable delay of the happening of such damage or destruction) cannot be repaired with reasonable diligence within 180 days from the happening of such damage or destruction, either Landlord or Tenant may within 5 days next succeeding the giving of Landlord’s opinion as aforesaid, terminate this Lease by giving to the other Notice of such termination, in which event the Term shall cease and be at an end as the date of such damage or destruction and the Rent shall be apportioned and paid in full to the date of such damage or destruction. In the event that neither Landlord nor Tenant so terminates this Lease, Rent shall abate from the date of the happening of the damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Premises; or

(b)	if the damage be such that the Premises are wholly unfit for occupancy, or if it is impossible or unsafe to use or occupy them but if in either event the damage, in the opinion of Landlord (which shall be given by Notice to Tenant within 30 days from the happening of such damage) can be repaired with reasonable diligence within 180 days of the happening of such damage, Rent shall abate from the date of the happening of such damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Premises; or

(c)	if in the opinion of Landlord, the damage can be made good as aforesaid within 180 days of the happening of such damage or destruction, and the damage is such that the Premises are capable of being partially used for the purposes for which leased, until such damage has been repaired, Rent shall abate in the proportion that the part of the Premises rendered unfit for occupancy bears to the whole of the Premises.

11.2 Destruction of Building

In the event that the Building is partially destroyed or damaged so as to affect 20% or more of the rentable area of the Building, or in the opinion of Landlord the Building is rendered unsafe, and whether or not the Premises are affected, and in the opinion of Landlord (which shall be given by Notice to Tenant within 30 days of the happening of such damage or destruction), cannot be repaired with reasonable diligence within 180 days from the happening of such damage or destruction, Landlord may within 5 days next succeeding the giving of Landlord’s opinion as aforesaid, terminate this Lease by giving to Tenant Notice of such termination, in which event the Term shall cease and be at an end as of the date of such damage or destruction and the Rent and all other payments for which Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of such damage or destruction.

11.3 Insurance Proceeds

In the event of the termination of the Lease as hereinabove provided, all insurance proceeds, excluding those relating to Tenant’s property, proceeds respecting business interruption, and to any amount payable for the value in use of Improvements to the Tenant during the Term shall be and remain the absolute property of Landlord.

11.4 Tenant’s Property

Nothing herein contained shall oblige Landlord to repair or reconstruct any property of Tenant or Improvements.

11.5 Negligence of Tenant

Intentionally deleted.

11.6 Expropriation

Landlord and Tenant shall cooperate in respect of any expropriation of the Premises or any part thereof so that, Tenant may receive the maximum award to which it is entitled in law for relocation costs, business interruption and such other costs (including any required increased rent in new premises) that it may be entitled to receive from the expropriating authority and so that Landlord may receive the maximum award for all other compensation arising from or relating to such expropriation. If the whole or any part of the Premises is expropriated, the respective rights and obligations of Landlord and Tenant shall continue until the day on which the expropriating authority takes possession thereof.

ARTICLE 12: LANDLORD’S RIGHT OF ENTRY

12.1 Entry by Landlord

Landlord and its agents and contractors may enter the Premises, upon 24 hours’ prior notice to Tenant (except in an emergency when no Notice shall be required) for the following purposes:

(a)	to examine the Premises;

(b)	to make such repairs as Landlord, acting reasonably, considers necessary;

(c)	to have access to underfloor ducts and access panels to mechanical shafts;

(d)	to check, calibrate, adjust and balance controls and other parts of the heating or air-conditioning systems; and

(e)	for any other purpose necessary to enable Landlord to perform its obligations or exercise its rights under the Lease.

In exercising its rights Landlord shall use reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Premises.

Tenant shall not alter any locks on any doors of the Premises without obtaining Landlord’s prior written consent which may be conditional namely on Tenant providing keys to Landlord for any new locks installed.

12.2 Right to Show Premises

Landlord and its agents shall have the right to enter the Premises during Normal Business Hours upon reasonable prior Notice to show them to prospective purchasers, or Mortgagees or prospective Mortgagees, or the Trustee and, during the last (6) months of the Term (or the last 6 months of any renewal term if this Lease is renewed), to prospective tenants.

ARTICLE 13: ASSIGNMENT OR SUBLETTING

13.1 Assignment or Subletting

Tenant may not assign, transfer or encumber this Lease or sublet all or a portion of the Premises or permit the Premises or any part thereof to be used by another, unless Tenant has obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld. Tenant shall have the right, upon Notice to Landlord, without consent of the Landlord, to assign the Lease or sublet all or any portion of the leased Premises to the following: (a) any entity resulting from a merger or consolidation with Tenant; (b) any entity succeeding to the business and assets of Tenant; (c) any subsidiary or affiliate of Tenant; (d) any entity which is part of or affiliated with Learning Tree International Inc. Without in any way limiting Landlord’s right to refuse its consent for other serious reasons and notwithstanding any Laws to the contrary, Landlord’s refusal of consent shall be deemed to be for a serious reason in respect of an assignment, sublease, use or other transfer if:

(a)	Landlord is not satisfied with the creditworthiness, reputation or business of the proposed assignee or subtenant; or

(b)	the assignee, subtenant or user proposed by Tenant is then a tenant of the Building and Landlord has or will have during the next 6 months suitable space for rent in the Building; or

(c)	the proposed assignee, subtenant or user intends to use the Premises to carry on a business which could breach an exclusivity clause granted by Landlord.

13.2 Other Conditions

Landlord shall not be obliged to consider any request for such consent or deliver such consent unless and until Tenant shall have complied with the following:

(a)	Tenant shall have received a bona fide third party written offer from a potential assignee, subtenant or user;

(b)	Tenant shall have provided to Landlord a true copy of such offer and adequate information to enable Landlord to assess the creditworthiness, reputation and business of the proposed assignee, subtenant or user;

(c)	Tenant shall first offer to assign its rights in the Lease or to sublet the Premises, as the case may be, to Landlord, on the same terms and conditions as provided in the Lease with the exception of this Article 13 and of any provisions of law requiring consent to any further sublease or assignment by Landlord, which shall not apply; and

(d)	the proposed assignee, subtenant or user shall have agreed in writing with Landlord (and in a form acceptable to Landlord) to observe and perform all the obligations of Tenant under this Lease in respect of the Premises or the part thereof which Tenant wishes to sublet, assign or use.

Landlord shall have a period of 10 days after having received the Notice and all necessary information in which to: ((i) accept the offer of assignment or subletting by Tenant mentioned in Section 13.2 (c); or (ii) consent or not consent to the proposed assignment, sublease or use by a third party. If Landlord has consented to the proposed sublease, assignment or use by a third party, Tenant shall then have a period of 60 days thereafter in which to enter into a sublease, assignment or use agreement with the proposed subtenant, assignee or user which agreement shall have been approved by Landlord prior to execution; and in the event that Tenant does not assign its rights in the Lease, sublet or permit the use of the Premises or any part thereof within such 60 day period hereinabove mentioned, Landlord’s consent shall be deemed null and void, and in such case Tenant shall not be permitted to assign, sublet or permit the use of the Premises by a third party without again complying with all and each of the provisions of this Article 13.

Notwithstanding any assignment, sublet or other transfer of the Premises, Tenant shall remain jointly and severally liable with the assignee, subtenant, transferee or user for the performance of all of the terms, obligations and conditions of the Lease and shall not be released from performing any of same, except that in case of an assignment to the Landlord, the Tenant’s liability shall cease on the effective date of the assignment for all liability under the Lease arising thereafter.

Fifty percent (50%) of any profits on the rentals made by Tenant, net of real estate fees, commissions, legal or other costs, free-rent or tenant improvement allowances, as a result of any assignment, sublet or use of the Premises shall be remitted to Landlord.

Tenant agrees to grant to Landlord a charge on all amounts payable by a subtenant pursuant to any sublease of the Premises and undertakes to sign and execute any further agreement, document or statement which may be necessary in order to give effect to this security and to register same in the appropriate registers.

Tenant shall pay $500.00 in total as Additional Rent to Landlord for the processing of any request for consent under this Article 13. Landlord shall prepare any agreement or other documentation to be executed by the parties to give effect to Landlord’s consent as contemplated herein.

13.3 Change in Control

Any sale(s) of 50% or more of the capital or voting stock of Tenant (if Tenant is a non-public corporation) or transfer(s) of 50% or more of Tenant’s partnership interest (if Tenant is a partnership) shall be deemed to be an assignment of the Lease. As used in the preceding sentence, the word “Tenant” shall also mean any entity which has guaranteed Tenant’s obligations under the Lease and the prohibition hereof shall be applicable to any sales or transfers of the stock or partnership interest of said surety.

Upon Landlord’s request, Tenant shall deliver a solemn declaration by one of its officers designated by Landlord setting forth the details of its corporate and capital structure.

13.4 Advertising of Premises

Tenant shall not advertise or allow any agent, broker, or other person to advertise the Premises as being available for lease without the approval by Landlord of the form and content of such advertisement which shall not mention any financial terms.

ARTICLE 14: SUBORDINATION AND STATUS STATEMENT

14.1 Subordination

The Lease and all rights of Tenant hereunder shall be subject and subordinate at all times to the Security and any and all underlying leases, mortgages, hypothecs or trust deeds affecting the Building or the Land which have been executed or which may at any time hereafter be executed, and any and all extensions and renewals thereof and substitutions therefore provided the holder of such leases, mortgages, hypothecs or trust deeds agree not to disturb the Tenant’s possession of the Premises pursuant to the lease except as permitted by the Lease. Landlord shall use its reasonable effort to obtain from the holder of such leases, mortgages, hypothecs or trust deeds, a non disturbance agreement in a form acceptable to Landlord and such lender.

Tenant agrees that, if by reason of a default upon the part of Landlord as lessee under any underlying lease in the performance of any of the terms or provisions of such underlying lease or by reason of a default under the Security or by reason of a default upon the part of the owner of the Land under the Security or under any mortgage, hypothec or trust deed to which the Lease is subject or subordinate, the Landlord’s and/or such owner’s estate is terminated, it will attorn to the lessor under such underlying lease or to the Trustee under the Security or to the acquirer of the Landlord’s interest under such underlying lease or to the acquirer of the Building pursuant to any action taken under the Security or any such security, mortgage or hypothec, and will recognize such lessor, the Trustee or such acquirer, as Tenant’s landlord under the Lease provided any such the person agrees not to disturb the Tenant’s possession of the Premises pursuant to the lease except as permitted by the Lease.

Tenant agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of the lessor under any such underlying lease, or of the Trustee under the Security or of the holder of any such mortgage or hypothec, any instrument which may be necessary or appropriate to evidence such subordination of the Lease to the Security or to any or all leases, mortgages, hypothecs or trust deeds as aforementioned on such attornment.

14.2 Status Statement

Tenant, upon not less than 10 days’ prior Notice from Landlord, shall execute, acknowledge and deliver to Landlord and, at Landlord’s request, addressed to any prospective purchaser, ground or underlying lessor or creditor under a mortgage or hypothec of the Building or the Land, a certificate of Tenant stating:

(a)	that Tenant has accepted the Premises, or, if Tenant has not done so, that Tenant has not accepted the Premises and specifying the reasons therefor;

(b)	the Commencement Date and Expiration Date of the Lease;

(c)	that the Lease is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications;

(d)	whether or not there are then existing any defenses against the enforcement of any of the obligations of Tenant under the Lease and, if so, specifying the same;

(e)	whether or not there are then existing any defaults by Landlord in the performance of its obligations under the Lease, and, if so, specifying the same;

(f)	the dates, if any, to which the Rent and other charges under the Lease have been paid; and

(g)	any other information which may reasonably be required by any such persons.

It is intended that any such certificate of Tenant delivered pursuant to this Section 14.2 may be relied upon by the Trustee or any prospective purchaser or Mortgagee.

ARTICLE 15: DEFAULT AND RECOURSES

15.1 Default

The occurrence of any of the following events shall constitute a default by Tenant:

(a)	if any item of Rent is not paid on its due date 5 days after notice thereof has been given to the Tenant;

(b)	if Tenant assigns, transfers or encumbers the Lease or sublets or permits the use of the Premises by others except in a manner permitted in the Lease;

(c)	if Tenant vacates or abandons the Premises prior to the expiry of the Lease or fails to take possession of the Premises as required by the Lease;

(d)	if the whole or a substantial portion of the property of Tenant on the Premises is seized before or after judgment or taken in execution or attachment by a creditor of Tenant or any third party;

(e)	if Tenant or the Surety (if any) makes an assignment for the benefit of creditors; if a receiver-manager is appointed to control the conduct of the business on or from the Premises; if Tenant or the Surety (if any) becomes bankrupt or insolvent or takes the benefit of any act now or hereafter in force for bankrupt or insolvent debtors; or if an order is made for the winding-up of Tenant or the Surety (if any) and such order remains uncontested for 5 business days;

(f)	intentionally deleted;

(g)	if Tenant fails to perform any of its other obligations under the Lease and fails to cure the default within 15 days of the giving of the Notice of default sent by Landlord or any other delay deemed appropriate, Landlord acting reasonably.

15.2 Landlord’s Recourses

15.2.1 Interest and Costs The Tenant shall pay monthly to the Landlord interest at the Prime Rate plus two percent (2%) on all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied. The Tenant shall indemnify the Landlord against all costs and charges (including legal fees) lawfully and reasonably incurred in enforcing payment thereof and in obtaining possession of the Premises after an event of default, or upon expiration or earlier termination of the Term of this Lease or in enforcing any covenant, proviso or agreement of the Tenant herein contained.

15.2.2 Right to Re-Enter Whenever there is an event of default, then and in any of such cases, the then current month’s Rent, together with the Rent for the three (3) months next ensuing shall immediately become due and payable and at the option of the Landlord, the Term shall become forfeited and void, and the Landlord may without notice or any form of legal process whatsoever forthwith re-enter upon the Premises or any part thereof in the name of the whole and repossess and enjoy the same as of its former estate, anything contained in any statute or law to the contrary notwithstanding. Notwithstanding such forfeiture the Landlord shall have the right to recover arrears of Rent or damages for any prior default by the Tenant of its covenants, obligations or agreements under this Lease or any term or condition of this Lease and provided further that notwithstanding any such forfeiture the Landlord shall have the right to recover from the Tenant damages including damages for loss of future Rent suffered by reason of this Lease having been prematurely determined.

15.2.3 Right to Relet In case of an event of default, the Landlord may from time to time without terminating this Lease relet the Premises or any part thereof as agent for the Tenant. In the case of any such reletting:

(a)	the Landlord may make such alterations and repairs as may be necessary in order to relet the Premises;

(b)	the Landlord may relet the Premises for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as the Landlord in its sole discretion may deem advisable;

(c)	all rentals received by the Landlord from such reletting shall be applied:

(i)	first, to the payment of any indebtedness other than Rent due hereunder from the Tenant to the Landlord;

(ii)	second, to the repayment of any costs and expenses of such reletting, including brokerage fees and solicitors’ fees and the costs of such alterations and repairs;

(iii)	third, to the payment of Rent due and unpaid hereunder; and

(iv)	the residue, if any, shall be held by the Landlord and applied in payment of future Rent as the same may become due and payable hereunder.

If the rentals received from such reletting during any month are less than the Rent to be paid during that month by the Tenant hereunder, the Tenant shall pay any such deficiency to the Landlord. Such deficiency shall be calculated and paid monthly. Notwithstanding such reletting, the Landlord shall have the right to recover from the Tenant all damages incurred by the Landlord as a result of the Tenant’s breach including all costs of recovering and reletting the Premises. No such re-entry or taking possession of the Premises by the Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to the Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, the Landlord may at any time thereafter elect to terminate this Lease for such previous breach. Should the Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from the Tenant all damages it may incur by reason of such breach, including the cost of recovering and reletting the Premises and damages for loss of future Rent.

15.2.4 Legal Expenses

Intentionally deleted.

15.2.5 The Landlord May Perform Covenants If the Tenant shall fail to perform any of its covenants or obligations under or in respect of this Lease, the Landlord may from time to time at its discretion, perform or cause to be performed any of such covenants or obligations, or any part thereof, and for such purpose may do such things upon or in respect of the Premises or any part thereof as the Landlord may consider requisite or necessary.

All expenses incurred and expenditures made by or on behalf of the Landlord under this section shall be forthwith paid by the Tenant and if the Tenant fails to pay the same, the Landlord may add the same to the Rent and recover the same by all remedies available to the Landlord for the recovery of Rent in arrears.

15.2.6 Landlord May Follow Chattels Provided that in the case of removal by the Tenant of the goods and chattels of the Tenant from the Premises, the Landlord may follow the same for thirty (30) days in the same manner as is provided for in the Landlord and Tenant Act (Ontario), as amended, or in any other Statute which may hereafter be passed to take the place of the said Act or to amend the same.

15.2.7 Waiver of Exemptions The Tenant hereby covenants and agrees with the Landlord in consideration of the Premises and of the leasing and letting by the Landlord to the Tenant of the Premises for the Term hereby created (and it is upon that express understanding that these presents are entered into) that notwithstanding anything contained in the Landlord and Tenant Act (Ontario) as, amended, or in any other Statute which may hereafter be passed to take the place of the said Act or to amend the same, none of the goods or chattels of the said Tenant at any time during the continuance of the Term hereby created on the Premises shall be exempt from levy by distress for Rent in arrears by the Tenant as provided for by any section or sections of the said Act, or any amendment or amendments thereto, and that upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord this covenant and agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in said section or sections or amendment or amendments thereto, the Tenant waiving as the Tenant hereby does, all and every benefit that could or might have accrued to the Tenant under and by virtue of the said section or sections of the said Act or any amendment or amendments thereto but for this covenant.

ARTICLE 16: MISCELLANEOUS

16.1 Rules and Regulations

Tenant shall comply with all Rules and Regulations, and reasonable amendments thereto, adopted by Landlord for the more efficient and proper operation of the Building, including those set out in Schedule “E”. Landlord shall give Tenant Notice of any amendment to the Rules and Regulations. Such Rules and Regulations may differentiate between different types of businesses in the Building. Landlord shall have no obligation to enforce any rule or regulation or the provisions of any other lease against any other tenant, and Landlord shall have no liability to Tenant with respect thereto. Such Rules and Regulations may regulate Tenant’s conduct, but shall not interfere with Tenant’s ability to conduct its business in an efficient and effective manner or its other rights under this Lease.

16.2 Timeliness

Landlord may, unless expressly stated otherwise, exercise and enforce his respective rights under the Lease at any time and from time to time.

16.3 Expiration of the Term

The Lease shall terminate ipso facto and without notice or demand on the Expiration Date and any continued occupation of the Premises by Tenant shall not have the effect of extending the period or of renewing the Lease for any period of time, the whole notwithstanding any provisions of law and Tenant shall be presumed to occupy the Premises against the will of Landlord who shall thereupon be entitled to make use of any and all remedies by law provided for the expulsion of Tenant and for damages, provided, however, that the provisions of Section 16.4 shall apply in the event of such continued occupation by Tenant.

16.4 No Tacit Renewal

If Tenant remains in possession of the Premises after the end of the Term with or without the consent of Landlord but without having executed and delivered a new lease, there shall be no tacit renewal of this Lease notwithstanding any statutory provisions or legal presumption to the contrary, and Tenant shall be deemed to be occupying the Premises as a tenant from month to month at a monthly Minimum Rent payable in advance on the first day of each month equal to 150% of the amount of Minimum Rent payable during the last month of the Term and otherwise, upon the terms and conditions set forth in this Lease (including Additional Rent), so far as these are applicable to a monthly tenancy.

16.5 Successors

All rights and liabilities herein granted to or imposed upon the respective parties hereto extend to and bind the successors and assigns of Landlord and the heirs, executors, administrators and permitted successors and assigns of Tenant, as the case may be. If there is more than one Tenant, each one of them shall be bound jointly and severally with the others towards Landlord for the performance of and shall be subject to all of the terms, obligations and conditions herein.

16.6 Tenant Partnership

If Tenant is a partnership, each Person who is presently a member of the partnership and each Person who becomes a member of any successor partnership hereafter shall be and continue to be bound jointly and severally for the performance of and shall be and continue to be subject to all of the terms, obligations and conditions of this Lease, whether or not such Person ceases to be a member of such partnership or successor partnership.

16.7 No Partnership

Notwithstanding any provisions of the Lease, nothing in the Lease shall be construed as constituting any partnership, joint venture or any other relationship other than the relationship of Landlord and Tenant.

16.8 No Waiver

Failure of Landlord to insist upon the performance of any obligation under the Lease and to exercise any right contained in the Lease shall not be construed as a waiver or relinquishment of any such obligation or right. Landlord’s acceptance of Rent or a partial payment thereof after a default is not a waiver of any preceding or ensuing default under this Lease even if Landlord knows of the preceding or ensuing default at the time of acceptance of the Rent.

16.9 Compliance With Laws

Tenant shall comply with the requirements of all applicable Laws, relating to the Premises or their use, occupation, repair or alteration, and also with the requirements of any company which insures Landlord or Tenant.

16.10 Force Majeure

Notwithstanding anything to the contrary contained in the Lease, if either party hereto is bona fide delayed or hindered in or prevented from the performance of any term, obligation or act required hereunder by reason of strikes, labour troubles, inability to procure materials or services, power failure, restrictive governmental Laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God or other reason which is beyond the control of the party so delayed, hindered or prevented, then performance of such term, obligation or act shall be excused for the period of the delay and the party shall be entitled to perform such term, obligation or act within the appropriate time period after the expiration of the period of such delay. However, the provisions of this Section are not meant to excuse Tenant from the prompt payment of Minimum Rent or Additional Rent or from any other payments required by the Lease.

16.11 Decision of Expert

The decision of any Expert whenever provided for under this Lease and any certificate related thereto shall be final and binding upon the parties.

16.12 Notices

For the purposes of this Lease, the term “Notice” means any notice, request, demand, or other instrument given pursuant to this Lease.

Any Notice shall be in writing and may be delivered in person or sent by registered mail, messenger or bailiff with proof of delivery and shall be addressed:

(a) if to Landlord, at the address set out in Section 1.10;

or to such other Person or at such other address as designated by Landlord’s Notice, and

(b) if to Tenant, at the Premises.

Any such Notice shall be conclusively deemed to have been given or made on the day upon which such Notice is delivered in person or if sent by registered mail, messenger of bailiff, at the date appearing on the proof of delivery. Either party may at any time give Notice to the other of any change of address of the party giving such Notice and from and after the giving of such Notice, the address therein specified shall be deemed to be the address of such party for the giving of Notices hereunder.

16.13 Registration

This Lease may be registered in its abridged version prepared by Tenant at its own cost provided such abridged lease does not contain any of the financial terms and conditions of the Lease and that Landlord has approved such abridged lease prior to its publication. Should the Lease be published as aforesaid, Tenant shall, at the termination thereof, cause same to be cancelled at its expense, failing which Landlord will have the right to cause such cancellation and charge Tenant with the Landlord’s Costs of same.

16.14 Assignment by Landlord

In the event of the sale or lease by Landlord of the Building, or of any part thereof, or the assignment by Landlord of this Lease or any interest of Landlord hereunder, Landlord shall be released of all liability with respect to all obligations of Landlord pursuant to the Lease to the extent that the transferee agrees in writing to be bound by this Lease. It shall be deemed and construed without further agreement between the parties, or their successors in interest, or between the parties and the transferee or acquiree of any such sale, lease or assignment, that the transferee, acquiree or lessee has assumed and agreed to carry out any and all of the obligations of Landlord under the Lease to Landlord’s exoneration, and Tenant shall thereafter be bound to such transferee, acquiree or lessee, as the case may be, as landlord under the Lease.

16.15 No Broker

Tenant represents and warrants to Landlord that no broker or agent negotiated or was instrumental in consummating the Lease.

16.16 Governing Law

This Lease shall be construed and governed by the laws of the Province of Ontario and any federal Laws applicable therein. Should any provisions of this Lease or of its conditions be illegal or not enforceable under the Laws of such province it or they shall be considered severable and the Lease and its conditions shall remain in force and be binding upon the parties as though the said provision or provisions had never been included. Any dispute arising out of the interpretation or application of any provisions of this Lease shall be decided by the appropriate tribunals located in province of Ontario.

16.17 Schedules

The schedules set out at length in the following pages form an integral part of the Lease and consist of the following:

Schedule “A” -	Floor plan

Schedule “B” -	Intentionally deleted

Schedule “C” -	Defined Terms

Schedule “D” -	Utilities and Services

Schedule “E” -	Rules and Regulations

Schedule “F” -	Intentionally deleted

Schedule “G” -	Intentionally deleted

Schedule “H” -	Intentionally deleted

Schedule “I” -	Bell’s and Andersen’s Exclusivities

Schedule “J” -	Landlord’s base Building Work.

ARTICLE 17: SPECIAL CONDITIONS

17.1 Condition of the Premises

Subject to section 17.3, the Premises are being delivered to the Tenant on an “as is “ basis. The Tenant acknowledges having examined the Premises and being satisfied therewith. Tenant acknowledges that it will perform and assume all cost related to any and all work to be done within the Premises, to the complete exoneration of Landlord.

17.2 Fixturing Period

During the period from the signing of this Lease to June 30, 1999, the Tenant shall be permitted to have occupancy of the leased Premises whether exclusively or in common with the Landlord, its contractors, sub-contractors or employees, in order to do the Tenant’s Improvements and Landlord’s Base Building Work. The Tenant shall be bound by all the provisions of the Lease saving those requiring the payment of Minimum Rent or the Tenant’s Proportionate Share of Operating Expenses.

17.3 Landlord’s Base Building Work

The Landlord will, at its cost, provide Landlord’s Base Building Work as set out in Schedule I hereof. Landlord and Tenant shall have joint access (not interfering with each other) to the Premises as of April 1st, 1999 to complete Landlord’s Base Building Work and Tenant’s Improvements. Where possible, Landlord shall complete Landlord’s Base Building Work no later than May 1st, 1999.

17.4 Tenant’s Improvements

The Tenant shall at its sole expense, perform all the work and provide all the necessary material and equipment to render the Premises complete and to permit the Tenant to occupy the Premises in accordance with this Lease. Any alterations or improvements carried out in the Premises shall be effected at the sole expense of Tenant and at the complete exoneration of Landlord, and shall only be undertaken after plans and specifications for the same have been submitted to Landlord for Landlord’s approval and have been approved in writing, which approval shall not be unreasonably withheld. all work required for the Premises, other than those items expressly included in the Landlord’s Base Building Work, will be provided by the Tenant at its expense. The Tenant shall not be responsible to pay any supervision or administration fees to the Landlord for Tenant’s Improvements or any subsequent work. The Landlord shall have an opportunity to bid on the construction and project management services required. A list of pre-approved contractors and professionals is to be supplied by the Landlord.

17.5 Landlord’s Contribution Towards Tenant’s Improvements

Provided Tenant has signed the present Lease and is not in default under any of the provisions of said Lease, the Landlord shall contribute towards the cost of Tenant’s Improvements, installed by or on behalf of the Tenant, up to a maximum of Twenty Dollars ($20.00) per square foot of the Gross Rentable Area plus applicable Goods and Services Tax. Such contribution shall be payable to the Tenant progressively to match Tenant’s contractors’ invoices and Landlord shall benefit from any holdback provisions (being at least ten percent (10%). Such holdback shall be payable to Tenant upon proof of payment by the Tenant. Upon payments, the Tenant shall furnish evidence satisfactory to the Landlord of such installation as well as a statutory declaration confirming that all work and materials have been paid in full and the provisions of the Construction Lien Act have been complied with.

Should the Tenant’s Improvements be less than Twenty Dollars ($20.00) per square foot of Gross Rentable Area, the balance of the Landlord’s Contribution shall be credited to the Tenant’s rental account.

17.6 Option to Renew

Provided the Tenant is not then in default under any of the provisions of this Lease, the Tenant shall have one (1) option to renew this Lease with respect to the Premises and any additional space leased for an additional term of five (5) years on the same terms and conditions, save only for the Minimum Rent, any Landlord’s Contribution and any further option to renew. The Minimum Rent during the renewal period will be the fair market rent for renewals, taking into account all economic inducements and rent for comparable premises in comparable buildings as agreed between the parties, and failing such agreement, as determined by arbitration pursuant to the Arbitration Act, Ontario. To exercise this Option to Renew, the Tenant shall give written notice to the Landlord no later than nine (9) months prior to the date of expiry of the current Term. The Tenant shall not have the right to assign this option to renew except in conjunction with the permitted assignment of all of its rights under the Lease.

17.7 Right of First Refusal

Provided the Tenant is not in default under any provisions of this Lease and subject to any pre-existing rights granted or to be granted to Gowlings, Strathy & Hendersen (such granting to occur no later than August 31, 1999) or pre-existing rights granted to other tenants under leases existing at April 6, 1999, the Landlord hereby grants to the Tenant a right of first refusal to lease, during the Term or any renewal thereof, any adjoining space that may become available to be leased, on the terms and conditions of a bona fide offer to lease acceptable to the Landlord received from an arm’s length party. The Landlord agrees to deliver a true copy of any such bona fide offer to the Tenant with all reference to the third party tenant being removed. The Tenant shall have five (5) business days from the date of receipt within which to exercise the right of first refusal to lease the adjoining space referred to in the offer. This right may be exercised by the Tenant’s delivering a Notice in writing of its acceptance of the terms of the offer to the Landlord, whereupon a binding agreement to lease such premises shall exist between the Landlord and the Tenant.

If the Tenant does not so exercise this right of first refusal to lease the premises, the premises may thereafter be leased by the Landlord to the person identified in the bona fide offer and subject to the terms and conditions contained therein, but not otherwise, and if the Landlord and the third party fail to enter into a lease on the terms of the offer within ninety (90) days of the giving of the notice to the Tenant, the provisions of this section shall apply again and so on from time to time. The Tenant shall not have the right to assign this right of refusal to lease adjoining space except in conjunction with a permitted assignment of all its rights under the Lease.

17.8 Parking

The Landlord shall provide to the Tenant during the Term of this Lease, fourteen (14) non-reserved parking stalls for use by the Tenant and its employees and staff in the ten (10) story parking facility at the rear of the Building. Rental for such stalls shall be at the prevailing market rate (currently One Hundred and Forty-Five Dollars ($145.00), each, per month, payable in advance on the 1st day of each and every month during the Term of the Lease and any renewal thereof. Not withstanding the foregoing, the Tenant may take less than fourteen (14) parking stalls initially and any further stall requested by Tenant shall be subject to availability, but not to exceed fourteen (14). Additional stalls may be available on a monthly basis, subject to availability. Landlord endeavours to favor existing tenants of the Building over third party parkers from outside the Building.

17.9 Separate Listing in Directory

The Tenant shall be entitled to two (2) entries on the Building directory. Tenant shall pay for any additional entry.

17.10 Year 2000 Compliance

Landlord shall be responsible for Year 2000 compliance of all services furnished by Landlord to Tenant pursuant to this Lease. If Landlord obtains actual knowledge that any of those services are not Year 2000 compliant, Landlord shall promptly take such measures as are appropriate to cause those services to become Year 2000 compliant, but Landlord shall have no obligations with respect to any failure of its services that arise because third party systems not under its control are not Year 2000 compliant.

17.11 Landlord’s Repairs

The Landlord shall make repairs from time to time as necessary at its costs, not to be recovered by way of Operating Expenses (unless such repairs are minor in nature), to the structural elements of the Building, including without limitation the roof, roof membrane, support beams, weight-bearing walls, foundation, exterior cladding and masonry.

17.12 Generator Usage

The Tenant shall have the right to connect, at its costs, to the Landlord’s existing generator for the purposes of back-up power to a maximum capacity of twenty (20) kw. Tenant shall pay associated standby charges as well as maintenance fees and operating costs. Tenant shall also be responsible for any required UPS systems.

17.13 HVAC Hours and Tariffs

The Landlord agrees that the HVAC Hours of Operation for the Building will be:

Monday - Friday	7:00 am	TO	7:00 pm
Saturday	10:00 am	TO	4:00 pm

Should the Tenant require HVAC services outside of these hours, the Landlord will provide such service at a rate of Twenty-Three Dollars ($23.00) per hour. This hourly rate may be adjusted by the Landlord, from time to time, acting reasonably.

17.14 Exclusivity

Subject to prior rights granted, the Tenant shall have the right to be the only tenant on the floor in the business of giving instructor-led computer training courses during the Term of this Lease or any renewal thereof. Provided Tenant is not in default under this Lease, the Landlord will not lease or accept to sublease any office space in the Building to PPI, Learnquest, GP Learning or CDI Corporate Education Services.

17.15 Non Disturbance Agreement

The Landlord shall use reasonable efforts to obtain in favour of the Tenant, a non-disturbance agreement from the holders of mortgages or charges on the Building in a form acceptable to said lenders.

17.16 Option to lease Storage Space

17.16.1 Subject to availability, Tenant shall have the option to lease from Landlord during the Term of the lease, for tenants exclusive use and occupancy, approximately seventy (70) square feet of storage space near the loading facilities in the Building, the exact location to be determined by Landlord.

17.16.2 The annual rent for such storage space shall be calculated at the market rental rate plus the Goods and Services Tax (G.S.T.)

17.16.3 Provided Tenant is not in default in virtue of the Lease and in the event Tenant exercises its option to renew pursuant to Article 17.6 hereof, the said option to renew shall apply to such storage space. The rent for the storage space for the Renewal Period shall be negotiated between parties hereto at such time.

17.16.4 Any right granted under this Article 17.16 shall be deemed to be a personal right of Tenant and shall not otherwise be assignable or transferable by Tenant nor shall it pass to or devolve upon any assignee or transferee of this Lease or of the rights granted thereby or subtenant of the whole or a portion of the premises.

ARTICLE 18: ACKNOWLEDGMENT AND SIGNATURES

THE PARTIES HERETO ACKNOWLEDGE AND DECLARE THAT ALL CLAUSES OF THE LEASE, INCLUDING THE ATTACHED SCHEDULES, HAVE BEEN DISCUSSED AND NEGOTIATED FREELY BETWEEN THEM AND THAT EACH PARTY HAS RECEIVED ALL NECESSARY LEGAL ADVICE FROM A LEGAL COUNSEL OF ITS CHOICE BEFORE SIGNING AND EXECUTING THE LEASE.

SCHEDULE “C”

DEFINED TERMS

1.	“Additional Rent” means all sums of money, other than Minimum Rent, payable by Tenant pursuant to the Lease.

2.	“Authorized Use” means general office use or training facility or both, subject to Bell Canada’s and Andersen Consulting’s exclusivities. Notwithstanding the above, the delivery of the telecom training by instructors or computer based training would be an authorized use. As well the complimentary offering of continental breakfast in the morning, and afternoon snack, afternoon wine and cheese and unlimited beverages during the day for staff and clientèle would be an authorized use, and no other use and, as a further limitation to the specific purpose herein set forth, Tenant further agrees that the Premises shall not be used for the operation of any of the following:

(a)	any business which is or is similar to the business carried on by a bank, or by a trust, acceptance or loan corporation, or by a corporation or organization engaged in the business of accepting money or deposit or lending money; or

(b)	a telecommunications common carrier, as defined in the Telecommunications Act (Canada) or any business or enterprise involved in or dealing with telecommunications; or

(c)	any business offering management consulting or systems integrator services;

(d)	a restaurant, cafeteria, or cocktail lounge business or the sale or delivery of food or beverages; or

(e)	any other activities restricted by the Rules and Regulations.

3.	“Broker” means the broker set forth in Section 1.11 of the Summary Provisions.

4.	“Building” shall refer to the Land and to the whole of the buildings, structures, improvements, machinery, equipment and Common Areas erected or installed on the Land, including the buildings currently bearing the civic address(es) of 160 Elgin Street, Ottawa.

5.	“Business Taxes” means, ((a) all business, service, water and other taxes, rates, duties, assessments and other charges that are imposed against or in respect of the Improvements, equipment and facilities of Tenant on or in the Premises or the Building or any part of either of them or Landlord on account of its ownership of or interests in either of them; and ((b) every tax and license fee that is imposed against or in respect of business carried on in the Premises or in respect of the use or occupancy of the Premises or any part of the Building by Tenant or its subtenants or licensees, or against Landlord on account of its ownership of the Premises or the Building.

6.	“Capital Taxes” means an amount of the tax imposed by the federal and provincial tax authorities upon Landlord, or the owner(s) of the Building, (and if the owner or one of the owners is a partnership, upon the partners of such partnership), which is measured by or based in whole or in part upon the capital, surplus, reserves or indebtedness of such Landlord, owner(s) or partner(s), and including without limitation any taxes on large corporations.

7.	“Commencement Date” means the following date:

July 1st, 1999.

8.	“Common Areas” means all areas, facilities, systems, improvements or equipment which Landlord provides or designates to service the Building or which are intended for the common use or enjoyment of the tenants of the Building. Common Areas may or may not be located in the Building and shall include, without limitation, roadways, walkways, sidewalks, landscaped areas, plazas, lobbies, washrooms available for use of tenants and/or public, open or enclosed pedestrian malls, courts, arcades, tunnels, bridges, truck courts, common loading areas and delivery facilities, driveways, customers and service ramps, stairways, escalators and elevators available for use by the public or by tenants generally, fire detection, fire prevention and communication facilities, common pipes, electrical, plumbing and other common mechanical and electrical installations, equipment, and services, public seating facilities, and all other areas and facilities from time to time provided, designated, or made available by Landlord for the use of Tenant and other tenants or members of the public, Landlord expressly reserving the right to eliminate, substitute or rearrange any or all of the areas so provided and designated without claim by Tenant in respect of any such elimination, substitution or rearrangement.

9.	“Environmental Laws” means the Laws exclusively or partially governing the environment and its protection or conservation.

10.	“Expert” means any professional consultant appointed by Landlord who, in the reasonable opinion of Landlord, is qualified to perform the specified function and where necessary is licensed to perform a specified function in the Province of Ontario.

11.	“Expiration Date” means the date set forth in Section 1.4 of the Summary Provisions.

12.	“Gross Rentable Area” or “GRA” means, in connection with the Premises, the area of the Premises expressed in square feet (or square meters) and measured in accordance with BOMA (ANSI Z65.1-1996) standards of measurement.

13.	“Improvements” means any alterations, repairs, works, replacements, changes, additions or improvements, including, without limitation any connection of apparatus to the electrical system (other than a connection to an existing duplex receptacle), to the plumbing lines, to the heating, the air-conditioning or the sprinkler system or any installation of electrical sub-meters.

14.	“Land” shall refer to ALL AND SINGULAR that certain parcel or tract of land and premises, situate, lying and being in the City of Ottawa, Regional Municipality of Ottawa-Carleton, and being lot 50 Plan 2996, south side of Gloucester Street; Lots 50, 51, 52, 53 54, 55, 56 and 57 Plan 2996, north side of Nepean Street; Lot A Plan 4556, west side of Elgin Street; and Lots 50, 51, 52, 53, 54, 55, 56 and 57 Plan 4556, south side of Gloucester Street, City of Ottawa, Regional Municipality of Ottawa-Carleton (save and except the lands described in Instrument No. CR571759).

15.	“Landlord” means TRIZEC HAHN CORPORATION, as agent for Telcom Properties Ltd., and its successors and assigns.

16.	“Landlord’s Costs” means with respect to any cost incurred by Landlord, the actual amount thereof plus 15% thereof on account of management and overhead.

17.	“Laws” means:

(a)	constitutions, treaties, acts, codes, ordinances, orders, decrees, edicts, rules, by-laws and regulations, whether municipal, provincial, federal, national, international, foreign or other;

(b)	judgments, orders, writs, injunctions, rulings, decrees, ordinances and sentences of a tribunal, court, a government agency or a regulation department;

(c)	policies, voluntary restraints, practices or guidelines of a government agency; and

(d)	all provisions of the foregoing,

which bind or affect the party or Person mentioned therein. The term “Laws” includes Environmental Laws.

18.	“Lease” refers to the present Agreement of Net Lease.

19.	“Minimum Rent” means the minimum rent set forth in Section 1.5 and subject to adjustment as set forth in Section 3.2.

20.	“Mortgagee” means a hypothecary or mortgage creditor (including a trustee for bondholders) of the Landlord holding securities against the Building or part of it or a ground or underlying lessor.

21.	“Normal Business Hours” means such hours on such days as Landlord determines and being, on the date hereof, from 8:00 A.M. to 5:00 P.M. of each business day (Sunday and holidays excluded) and from 8:00 A.M. to 12:30 P.M. on Saturday.

22.	“Notice” has the meaning set forth in Section 16.12.

23.	“Operating Expenses” shall mean all costs incurred by Landlord in the management, operation, maintenance, repair, replacement, insurance, or supervision of the Building and the Common Areas, including without limitation, the following:

(a)	salaries, benefits, pensions and related personnel costs and taxes for employees of Landlord engaged in the management, supervision, maintenance, operation, repair, security or replacement of the Building and all service contracts (other than management contracts) as well as the fair market rental value of space (in the Building or in another building) that is used by Landlord or its agent or contractor in connection with the maintenance, repair, administration and management of the Building and any taxes related thereto;

(b)	telephone, telecopier and stationary;

(c)	cleaning, building and cleaning supplies, uniforms and dry cleaning, cleaning of windows and exterior curtain wall;

(d)	snow removal, landscaping, and lighting in the Common Areas;

(e)	garbage waste collection and disposal;

(f)	electricity, water, steam and other utilities, except as chargeable separately to Tenant under the Lease, and any taxes on utilities which are not recoverable from Tenant under other provisions of the Lease, and not recoverable from other tenants;

(g)	policing and security;

(h)	rental of any equipment, signs and decorations;

(i)	non-capital costs of heating, ventilating and air-conditioning the Building, including without limitation the cost of operating, repairing, maintaining, replacing and inspecting the machinery, equipment and other facilities, and the cost of providing condenser water from cooling towers for the HVAC equipment;

(j)	insurance as may be carried by Landlord, such costs to include without limitation premiums, deductibles and other related charges, in respect of or attributable to the Building or related thereto including without limitation all risk insurance against fire and other perils and liabilities regarding casualties, injuries and damages, boiler and machinery insurance and rental income insurance;

(k)	conservation of energy programs referred to in Schedule “D”;

(l)	depreciation or amortization (on a straight-line basis over the useful life or such other period as reasonably determined by Landlord) of the costs of:

(i)	all capitalized machinery, equipment, or supplies owned by Landlord and used exclusively for the Building;

(ii)	replacements of all facilities serving or comprising the Building which by their nature require periodic replacement and which are not charged fully in the Rental Year in which they are incurred; and

(iii)	repairs, modifications and Improvements permitted to be charged as Operating Expenses under this Lease which are not charged fully during the Rental Year in which they are incurred.

(m)	interest calculated at three percentage (3%) points above the average Prime Rate upon the unamortized portion of the cost of all such items being amortized or depreciated;

(n)	repairs, replacements, modernization, additional equipment or Improvements required by law or by Landlord’s insurers or which, in Landlord’s reasonable opinion, may reduce Operating Expenses or are for the benefit and safety of Building users;

(o)	professional fees except as they relate to the management or leasing of the Building;

(p)	Capital Taxes as Landlord shall allocate to the Building;

(q)	any Taxes not otherwise charged directly to Tenant;

(r)	repairs, maintenance and replacements of every nature to the Building (excluding those referred to in section 10.10 of the Lease);

(s)	an administration fee of 15% of such total costs (excluding Real Estate taxes).

24.	“Person” includes any individual, firm, partnership, corporation or other entity or any combination thereof.

25.	“Premises” means those certain premises described in Section 1.1, with all Improvements, installations and equipment which are attached thereto at the Commencement Date or during the Term.

26.	“Prime Rate” means the rate of interest announced by the Royal Bank of Canada as its prime rate for commercial corporate borrowers of demand loans in Canadian dollars.

27.	“Proportionate Share of Operating Expenses” means the percentage set forth in Section 1.6, subject to Landlord’s adjustment, and is based on a proportion established by Landlord between Gross Rentable Area for the Premises and the Gross Rentable Area for the Building.

28.	“Proportionate Share of Taxes” means the percentage set forth in Section 1.7, subject to Landlord’s adjustment and is based on a proportion established by Landlord between Gross Rentable Area for the Premises and the Gross Rentable Area for the Building.

29.	“Rent” means all sums of money payable by Tenant pursuant to the Lease.

30.	“Rental Year” means the calendar year. However, the first Rental Year shall mean the period from the Commencement Date to December thirty-first, and the final Rental Year shall mean the period from the end of the next-to-last Rental Year to the date of termination of this Lease. Landlord may by written Notice to Tenant specify an annual date upon which each subsequent Rental Year will commence, in which event the then current Rental Year for such purposes will terminate on the day preceding such date.

31.	“Rules and Regulations” means the rules and regulations adopted by Landlord pursuant to Section 16.1. The Rules and Regulations in force on the Commencement Date of the Lease are those set out in Schedule “E”.

32.	“Sales Taxes” means any and all goods and services, sales, value-added, multi-stage consumption, use Taxes (such as, without limitation, the Goods and Services Tax (G.S.T.)) and any other similar taxes imposed on Landlord or Tenant with respect to Rent, to the Lease, to the goods and services provided by Landlord under the Lease including without limitation the rental of the Premises or administrative services provided to Tenant or to tenants generally.

33.	“Security” means collectively the guarantees, the fixed and floating charges, mortgages, debentures or hypothecs and other security granted by Trizec Hahn Corporation, and/or Telcom Properties Ltd., their successors and assigns in favour of the Trustee.

34.	“Specified Date” means such date as may be specified by Notice from Landlord to Tenant.

35.	“Surety” NOT APPLICABLE.

36.	“Taxes” means all real estate taxes, Business Taxes, water or services taxes, rates and assessments, and other taxes, charges, duties, levies or fees imposed by any lawful authority (whether municipal, provincial, parliamentary or otherwise) against the Building or any part thereof (including any accessories and Improvements), or in respect of the Common Areas, or upon Landlord in respect thereof, including, where applicable, all taxes, surtaxes, rates, assessments, duties, levies, fees, charges and impositions, general and special, levied or imposed for schools, public betterment, general or local improvements, save and except for Landlord’s Capital Taxes (which are included in Operating Expenses) and income taxes.

If the system of taxation now in effect is altered and any new tax, surtax, or levy whatsoever is imposed or levied on the Building or its owner(s) or on revenues from the Building, in substitution for or in addition to Taxes presently levied or imposed on immovables in the City where the Building is located, the term “Taxes” shall include such new tax, surtax or levy.

Landlord shall have the right from time to time to allocate and re-allocate Taxes among areas within the Building, provided such allocations are not inconsistent with legislation dealing with assessment and taxation matter from time to time.

37.	“Tenant” means LEARNING TREE INTERNATIONAL INC. and its successors or permitted assigns.

38.	“Term” means the period starting on the Commencement Date and terminating at 11:59 p.m. on the Expiration Date, subject to the terms and conditions set forth herein.

39.	“Trustee” means CIBC Mellon Trust Company and its successors and assigns.

SCHEDULE “D”

UTILITIES AND SERVICES

1.	Cleaning

Landlord shall, Monday through Friday except holidays in each week, cause the office portion of the Premises, excluding storage areas and private washrooms, to be adequately cleaned, provided the same are kept in order by Tenant. Such cleaning may be done between the hours of 5:00 P.M. and 6:00 A.M. Windows shall be cleaned as Landlord shall determine.

2.	Elevators

(a)	Landlord shall provide and maintain in working order automatic passenger elevators for operation between the hours of 7:30 A.M. and 6:30 P.M. of each business day, except Saturdays when the hours shall be from 8:00 A.M. to 1:00 P.M., and one such passenger elevator will be subject to call at all other times. Landlord shall be under no obligation to provide operators for any such passenger elevators and the fact that Landlord may in its discretion provide operators shall in no way obligate Landlord to continue such provision.

(b)	Freight service will be provided at such hours as Landlord may designate

(c)	Tenant shall have the use of the elevators in common with others but Landlord shall not be liable for any damage caused to Tenant and its officers, agents, employees, servants, visitors or licensees by such others using the elevators in common.

3.	Electric Current

(a)	Landlord, subject to its ability to obtain the same from its principal supplier and to the needs of Landlord and co-tenants, shall cause the Premises to be supplied with electric current for lighting and power. Landlord shall permit its wires and conduits, (being normal office lighting and duplex receptacles) to be used for such purpose.

The obligation of Landlord hereunder shall be subject to any rules or regulations to the contrary of the authority providing electricity or any other municipal or governmental authority.

(b)	As an alternative to the foregoing and at Landlord’s discretion, Tenant shall arrange at its expense, directly from the authority providing the same, for the supply of electric current which Tenant shall pay for directly to such authority. Subject to the needs of Landlord and co-tenants, Landlord shall permit its wires and conduits, (being normal office lighting and duplex receptacles) to be used for such purpose.

(c)	Tenant’s use of electric current shall never exceed the safe capacity of existing electrical wiring in the Premises. Any special wires and conduits for Tenant’s special equipment and any required sub-meters shall be supplied and installed by Tenant at its expense.

(d)	At Landlord’s option, Tenant shall purchase from Landlord all lamps, bulbs and ballasts used in the Premises, and to pay for such lamps, bulbs and ballasts and the cost of installation thereof. Any such payment by Tenant shall constitute final acceptance by Tenant of the price therefor and shall be final and binding and without return for any reason.

4.	Energy Conservation

Tenant shall co-operate with Landlord and shall participate in the implementation of programs relating to the conservation of energy and recycling of any materials in the Building.

5.	Drinking Water, Towels and Other Services

At Landlord’s option, Landlord shall be the sole supplier of drinking water, towels and any other services or materials, the right to furnish any such services or materials being hereby expressly reserved to Landlord. When such services or materials shall be furnished by Landlord, prices shall be competitive and accounts therefor shall be rendered by Landlord at such time as it may elect and shall be immediately payable by Tenant as Additional Rent. Any such payment by Tenant shall constitute final acceptance by Tenant of the price therefor and shall be final and binding and without return for any reason.

In the event that Landlord should elect not to furnish any such services or materials, only persons authorized by Landlord will be permitted to furnish them to Tenant at Tenant’s sole cost and expense, and only at hours and under regulations fixed by Landlord.

6.	Heating or Air-conditioning

(a)	Landlord shall provide during the hours as stipulated in Section 17.13 of the Lease a constant supply of air that is filtered and humidified and either heated or cooled as conditions may require.

(b)	Landlord shall be under no obligation to operate the air-conditioning system in excess of what may be, in its opinion, reasonable and normal in the circumstances, provided always, however, that the obligations of Landlord hereunder shall be conditional upon the following:

(i)	Tenant keeping all exterior windows closed at all times and blinds fully drawn on all windows exposed to the sun during the cooling cycle, and keeping all registers free from obstruction so as to permit the proper flow and circulation of air therefrom.

(ii)	the average amount of electrical energy consumed by lights and machines in the Premises not exceeding two (2) Watts per square foot; and

(iii)	the occupancy of the Premises not exceeding one person per hundred square feet of space. Notwithstanding the foregoing the occupancy of the premises may exceed one (1) person per hundred square feet of space, but not more that two (2) persons per hundred square feet of space, provided Tenant assumes all additional costs associated thereto, namely HVAC and electricity.

(c)	All individual controls required by Tenant shall be installed at Tenant’s expense.

(d)	In case Landlord deems it necessary to run portions of the system through the Premises in order to serve other tenants, Tenant shall permit Landlord and its agents and contractors to perform such work in the Premises.

(e)	Nothing contained in this Schedule or in the Lease shall be deemed to create any obligation of Landlord to furnish electricity, heating, air-conditioning or any other services to Tenant to the extent these are required by the use in the Premises of special equipment such as computers or other electrical or similar equipment or by the existence in the Premises of electrical, computer, storage or equipment rooms.

SCHEDULE “E”

RULES AND REGULATIONS

1.	Tenant shall not perform any acts or carry on any practices which may damage or injure the Premises or be a nuisance or menace to other tenants or users of the Building or make or permit any improper noises, odors, smoke or vibrations in the Building or in the Premises and shall forthwith upon request by Landlord discontinue all acts or practices in violation of this clause and repair any damage or injury caused thereby. Without limiting the generality of the foregoing, Tenant shall utilize no medium which can be heard or experienced outside the Premises.

2.	Tenant shall not cause unnecessary labour by reason of carelessness and indifference to the preservation of good order and cleanliness in the Premises and in the Building.

3.	No animals shall be brought or kept in or about the Building.

4.	Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall co-operate to prevent the same.

5.	The sidewalks, entries, passages, escalators, elevators and staircases shall not be obstructed or used by Tenant or its clerks, servants, agents, visitors or licensees for any other purpose than ingress to and egress from the Premises. Nothing shall be thrown by Tenant, its clerks, servants, agents, visitors or licensees, out of the windows or doors, or into the entries, passages, escalators, elevators or staircases of the Building. Landlord reserves entire control of the sidewalks, entries, passages, escalators, elevators, staircases, and corridors which are not expressly included within this Lease, and shall have the right to make such repairs, replacements, alterations, additions, decorations and improvements and to place such signs and appliances therein, as it may deemed advisable, provided that ingress to and egress from the Premises is not unduly impaired thereby.

6.	Tenant shall use and cause any third party to use the facilities designated by Landlord to receive, deliver, or move any material, furniture or equipment within, in or out of the Premises or the Building, as the case may be.

7.	Landlord shall have the right to prohibit any advertising of or by Tenant, which in its opinion, tends to impair the reputation of the Building or its desirability as a building for offices or for financial, insurance and other institutions and businesses of a like nature. Upon written Notice from Landlord, Tenant shall refrain from or discontinue such advertising.

8.	No sign, advertisement or notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, (except within the Premises) except on the directories and doors of offices, and then only of such size, colour and style as Landlord shall determine and approve.

9.	The sashes, sash-doors, windows, glass doors and the lights and skylights that reflect or admit light into the halls or other places in the Building shall not be covered or obstructed, nor shall anything, whether books, packages, flower pots or any other articles whatsoever, be placed upon or hung from the window sills. Without limiting the generality of the foregoing, Tenant shall not apply or attach to the windows of the Premises any material, substance or thing, of any nature whatsoever and shall specifically refrain from applying any film, solar or otherwise, to the said windows.

10.

Tenant shall not sell or permit the sale at retail, of newspapers, magazines, periodicals, theatre tickets, lottery tickets or such articles as are customarily sold in tobacco shops, soda fountains or lunch counters, or any other goods, wares or merchandise whatsoever, excluding software produced by the Tenant or technology textbooks, in or from the Premises. Tenant shall not carry on or permit or allow any employee or other person to carry on the business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of the occupants of any other portion of the Building, or the business of a public barber shop or a manicuring or chiropodist business, or the business of a restaurant, a cafeteria, a cocktail lounge, or food or beverages delivery or sale, or any business other than that specifically provided for in this lease.

11.	Tenant shall not allow smoking in the interior Common Areas (including without limitation in staircases, washrooms, and emergency exits), except in areas, if any, expressly designated by Landlord for such purpose. Tenant is encouraged to adopt a similar non-smoking policy in respect of the Premises. If Tenant allows smoking in the Premises, Tenant shall be responsible for complying with all applicable Laws and for the installation, at its cost, of an adequate ventilation system, to Landlord’s satisfaction.

12.	The workmen of Landlord must be employed by Tenant at Tenant’s expense for repairs, painting, lettering, interior moving and other similar work that may be done on the Premises.

13.	Tenant shall not mark, paint, drill into or in any way deface the walls, ceilings, partitions, floors, woods, stone or iron work, or any other appurtenance to the Premises.

14.	Tenant shall not install window shades of any colour other than the typical colours from time to time approved by Landlord. Tenant shall not install curtains or venetian blinds without the approval of Landlord.

15.	Tenant shall not lay linoleum, rubber, cork or other floor covering so that the same shall come in direct contact with the floor, and if linoleum, rubber, cork or other floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other adhesive which may be readily removed with water.

16.	The water and wash closets and urinals shall not be used for any other purpose than the purposes for which they were respectively constructed, and the expense of any breakage, stoppage, or damage resulting from a violation of this rule by Tenant or its clerks, agents, servants, visitors or licensees, shall be borne by Tenant.

17.	If any apparatus used or installed by Tenant requires a permit as a condition for installation, Tenant must file such permit with Landlord.

18.	All persons entering and leaving the Building between the hours of 7:00 P.M. and 8:00 A.M. on business days, and all persons entering and leaving the Building on Saturdays, Sundays and holidays, shall register with Landlord in a manner established from time to time by Landlord. Between the hours of 7:00 P.M. and 8:00 A.M. on business days, and on Saturdays, Sundays and holidays, Landlord will have the right to prevent any person from entering or leaving the Building unless provided with a key or an electronic pass to the Premises to which such person seeks entrance, or a pass issued and signed by Tenant upon the letterhead of Tenant and countersigned by Landlord. Any persons found in the Building at such times without such keys or passes will be subject to the surveillance of the employees and agents of Landlord. This rule is made for the protection of Tenant, but Landlord shall be under no responsibility for failure to enforce it.

19.

Landlord shall have power to prescribe the weight and position of safes and other heavy equipment, which shall be placed and stood only on such plank strips or skids or element of the structure, as Landlord may prescribe, to distribute the weight properly. All damage done to the Building by taking in or moving out a safe or any other Article of Tenant’s equipment or merchandise, or due to its being on the Premises, shall be repaired at the expense of Tenant. The moving of safes shall occur only during such hours as Landlord may from time to time establish and upon previous Notice to Landlord, and the persons employed to move the safes in and out of the Building must be acceptable to Landlord. Safes will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators, except during hours approved by Landlord.

20.	Notice shall be given by Tenant to Landlord with respect to Tenant’s intention to place any heavy material or thing within the Premises and all details and specifications thereof shall be supplied to Landlord’s structural engineers for its approval. Any and all engineer’s costs for consultation shall be borne by Tenant.

21.	Tenant agrees to observe all reasonable Rules and Regulations regarding the security and protection of the Building and the tenants thereof including without limitation the right of Landlord to search the Person of and/or any Article carried by any Person entering or leaving the Building.

22.	Tenant agrees that the Rules and Regulations hereinabove stipulated, and such other and further Rules and Regulations as Landlord may make, being in its judgment needful for the reputation, safety, care or cleanliness of the Building and Premises, or the operation, maintenance or protection of the Building and its equipment, or the comfort of tenants, shall be faithfully observed and performed by Tenant, and by its clerks, servants, agents, visitors and licensees. Landlord shall have the right to change said rules and to waive in writing or otherwise, any or all of the said rules in respect of any one or more tenants, and Landlord shall not be responsible to Tenant for non-observance or violation of any of said Rules and Regulations by any other tenant or other Person. The provisions of the Rules and Regulations shall not be deemed to limit any obligation or provision of this Lease to be performed or fulfilled by Tenant.

SIGNED by Landlord as of the 25th day of June 1999.

TRIZEC HAHN CORPORATION, as agent for Telcom Properties Ltd.
Landlord

Per:	/s/ William R. C. Tresham
Name:	William R.C. Tresham
Duly authorized

Per:	/s/ Jean-Pierre Riel
Name:	Jean-Pierre Riel
Duly authorized

SIGNED by Tenant as of the 14 day of June 1999.

LEARNING TREE INTERNATIONAL INC.
Tenant

Per:	/s/ David Booker
Name:	David Booker
Title:	President

Per:	/s/ Scott G. Elliott
Name:	Scott G. Elliott
Title:	Controller

SCHEDULE “I”

BELL’S AND ANDERSEN’S EXCLUSIVITIES

EXCLUSIVITIES

ANDERSEN CONSULTING

Provided that Tenant is not in default under this Lease and provided further that Tenant is itself in occupancy of at least two (2) full floors in the Building, the Landlord will not lease or accept to sublease any office space in the Building to EDS, IBM, SHL System House or DMR. It is agreed and understood however that this restriction shall not apply to any lease entered Into by the Landlord prior to the signing of this Lease or to any assignment or sublet, renewal or extension of any such lease.

Landlord may lease to all business units of Ernst & Young. Arthur Andersen, KMPG, Price Waterhouse Coopers and Deloitte Touche (“Big 5 Competitors”) provided that (a) such entities shall not have any signage rights other than identification on the Building’s pylon sign, as may be modified from time to time by Landlord; (b) such Identification on such pylon sign shall not be larger than Tenant’s identification on such sign; and (c) Landlord may not grant such pylon sign identification unless the Big 5 Competitor leases a minimum of two full floors of the Building or its square footage equivalent.

EXCLUSIVITIES

BELL CANADA

Exclusivity: With the intent that this covenant shall run with and bind the Building to the benefit of the Premises, the Landlord agrees that after the Commencement Date it will not enter into any lease, licence or other arrangement for the occupancy or use of any part of the Building with a Competitor nor shall the Landlord permit any part of the Building to be used or occupied by any Competitor; without limiting the generality of the foregoing, no Competitor shall be entitled to any signage, display, naming, identification or other presence of any nature whatsoever in or on the Building or any part thereof nor shall the Landlord allow any Competitor to participate in any sponsorship arrangement or package in connection with the Building. For greater certainty, the Tenant agrees that this restrictive covenant shall not be applicable or enforceable if its application or enforcement shall constitute or cause the breach of any Applicable Laws and this covenant is not intended to apply or to be enforceable to the extent that it would give rise to any offence under the Competition Act (Canada), or any statute that may be substituted therefor or may be enacted with similar intent. The Landlord agrees that the Tenant shall be entitled to injunctive relief if this covenant is breached. Notwithstanding the foregoing, it is agreed that if the Landlord enters into a lease with a Person who at the time such lease is entered into is not a Competitor, but who thereafter becomes a Competitor, the existence of such lease, and the exercise of the rights of such Person thereunder, shall not constitute a breach of this Section 17.2 and the Landlord shall be entitled to renew such Lease with such Person and to lease additional space in the Building to such Person notwithstanding that it is at such time a Competitor. The Tenant shall fully indemnify and save harmless the Landlord from all Losses arising from or out of the exclusivity rights granted to the Tenant pursuant to this Section 17.2.

SCHEDULE “J”

LANDLORD’S BASE BUILDING WORK

The following outline describes the extent of the Landlord’s Base Building Work on a typical floor.

1.	Floors: Remove existing carpet and ensure floor is clean ready to accept tenant’s new carpet or floor coverings.

2.	Ceilings: Replace or repair all damaged ceiling tiles. Minimum ceiling height requirement is 8 feet 6 inches. Replace or repair damaged, disfigured or discoloured T-Bars. All T-Bars to be same colour.

3.	Suite Entry Doors: Building Standard entrance complete with full height glass doors and frame. If required by Ontario Building Code, panic hardware to be installed by Landlord on all exit doors (save for main entrance door).

4.	Demising Walls: Demising walls taped and sanded ready for tenant finishes. Columns similar. Tenant demising partions should be rated with a 1 hr rated fire separation.

5.	Lighting: Existing basic open office layout relocatable overhead light fixtures with existing egg crate lens. Providing one light fixture for every 50 square feet leased. All egg crates lens to be cleaned and free of dust and debris.

6.	Sprinkler: A sprinkler distribution is located within the ceiling plenum to provide sufficient coverage for normal office use based upon an area landscape basis. Any modifications required shall be at Tenant’s expense.

7.	HVAC: Building Standard heating and cooling system distributed on an open area landscape basis. Any modifications shall be at Tenant’s expense. Ductwork modifications required by the Tenant shall be part of Tenant Improvement costs.

8.	Electrical: Typical floor electrical room with existing panels and power source for tenant overhead power distribution. Existing junction boxes provided within ceiling plenum

9.	Telephone: Typical floor telephone room service for tenant overhead telephone distribution.

10.	Washrooms: Men’s and women’s barrier-free washrooms on each floor.

There are four (4) washrooms per floor, two (2) of which are “barrier-free”, as follows:

	Barrier free		Regular
	M	F	M	F
# water closets	2	4	3	5
# urinals	2	n/a	2	n/a

Men’s and women’s barrier-free washroom shall be accessible on the floor. Washrooms on the North side of the floor would be considered private washrooms, not for public use.

11.	Window Coverings: Basic venetian blind on all typical floor windows to be cleaned and reconditioned as per Building Standard.